EXHIBIT 10.2
June 3, 2019
Claude E. Davis
1000 Chatham Hills Blvd.
Westfield, IN 46074
Re: Retirement and Continued Chairmanship
Dear Mr. Davis:
We have prepared this Letter Agreement (the “Letter”) to confirm your request to retire from First Financial Bancorp. (“FFB”) and, as a result, to amend and terminate your Employment and Non-Competition Agreement dated July 25, 2018, to be effective as of April 1, 2018 (the “Employment Agreement”) with FFB effective December 31, 2019 (the “Retirement”). Although we recognize that the terms of your Employment Agreement require your continued employment through April 2021, we have agreed to amend the terms of that agreement in consideration for your confirmation of the obligations as set forth in this Letter Agreement, including your agreement to continue your position as Chairman of FFB’s Board of Directors (the “Board”). This Letter amends your Employment Agreement to reflect the Retirement and further clarifies your ongoing duties and responsibilities as Non-Executive Chairman of the Board as well as certain benefit and compensation payments owed to you.
Amendment of Employment Agreement
Effective June 3, 2019, the first sentence of Section 2 of the Employment Agreement is replaced in its entirety with the following: “The term of Employee’s employment with the Company pursuant to this Agreement shall continue until December 31, 2019 (the ‘Term’), unless sooner terminated as provided for herein.”
Duties and Responsibilities

•
Following your retirement, you will continue in your role as Non-Executive Chairman of the Board. Additionally, you have agreed to continue to work with FFB’s management on the areas outlined below through 2021 and to be available for such additional matters as you and the Board agree.

o	Board governance

o	Board succession planning

o	Corporate strategy

o	Capital allocation and deployment (including mergers and acquisitions)

o	Investor Relations Strategy

o	Enterprise Risk Modeling

o	First Financial Foundation Strategy

•
Through 2021, you have agreed to continue to maintain an office at FFB. You have agreed that you will continue to maintain office hours as needed and to regularly meet with FFB’s Chief Executive Officer.

•	Commencing on January 1, 2022, your duties will only reflect those items that traditionally fall within a Non-Executive Chairman’s responsibilities.

•
You have agreed to continue to meet or exceed the FFB stock ownership required of you as of December 31, 2019 for calendar years 2020 and 2021. Commencing January 1, 2022, you have agreed to meet or exceed the FFB stock ownership required for Board members.

Benefits and Compensation
As consideration for the potential cost savings associated with your accelerated Retirement, the following provisions will apply to certain payments or benefits owed to you.

•	FFB will be obligated to pay you a termination benefit of $3,150,000 in a single sum as of December 31, 2019.

•
As Non-Executive Chairman of the Board, FFB will pay you a $450,000 retainer fee each year for 2020 and 2021 to reflect your services as well as the additional duties and responsibilities set forth above. These fees will be paid at the same time and in the same manner as retainer payments are made to other Board members: currently 50% in restricted stock with a one-year vesting period and 50% in cash paid quarterly. For 2022 and beyond, the Board will determine the appropriate fee for your Board service.

•	First Financial Bank (the “Bank”) will pay your COBRA premiums for up to a 12-month period to the extent you elect continued health care coverage under the Bank’s health plan.

•
FFB will not make any new Restricted and/or Performance Stock Awards to you following the date of this Letter Agreement; provided, however, FFB will amend your existing Restricted and Performance Stock Awards to count your continued service toward vesting of any outstanding awards. The amended awards will continue to vest on the dates set forth in the applicable award agreements, including any required vesting as a result of your death or disability.

•	You will remain eligible for payment of the short-term incentive compensation award paid in 2020 for the year ended December 31, 2019.

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FFB will continue to pay your memberships at the Commercial Club, the Queen City Club (Cincinnati) and YPO Indiana as part of your role as Non-Executive Chair as long as such memberships are determined to be beneficial to the Company.

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Any other benefits you are otherwise provided or to which you are otherwise receive through the date of retirement under the terms of FFB’s or the Bank’s retirement plans, including any pension plan, 401(k) discretionary contribution plan, stock incentive plans, bonus plans, supplemental savings plans, or supplemental retirement plans, as in effect from time to time, and welfare benefits and other group employee benefits, such as paid-time-off (or similar benefit), group disability and health, life, and accident insurance and similar indirect compensation programs (collectively, “Other Benefits”), will be provided to you consistent with the terms of the applicable Other Benefits.

Except as expressly provided in this Letter, all of the terms and provisions of your Employment Agreement and Other Benefits are and shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

Archie M. Brown, President and Chief Executive Officer
Agreed and Accepted: _____________, 2019

Claude E. Davis